Exhibit (a)(1)(iv)

Fixed Price Offer by

DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST INC.

To Purchase For Cash

Up to a Maximum Tender Amount of $47,500,000 of its

Auction Market Preferred Shares, Series TH7 (Cusip No. 26432K 30 6)

May 3, 2012

To Our Clients:

Enclosed for your consideration is the Offer to Purchase dated May 3, 2012 in connection with an offer by Duff & Phelps Utility and Corporate Bond Trust Inc. (the “Fund”) to purchase for cash (the “Offer”) Auction Market Preferred Shares, Series TH7, par value $0.01 per share, of the Fund (“Series TH7 AMPS” or the “Preferred Shares”), having an aggregate liquidation preference of up to $47,500,000 (excluding Accrued Dividends (as defined below), fees and expenses) (the “Maximum Tender Amount”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated as of May 3, 2012 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”).

Each holder of Preferred Shares that validly tenders, and does not validly withdraw, its Preferred Shares, and which Preferred Shares are accepted for purchase by the Fund upon the terms and subject to the conditions set forth in the Offer to Purchase, will receive $24,000 per share of Series TH7 AMPS, equal to 96% of the $25,000 liquidation preference per share of Series TH7 AMPS (the “Tender Offer Consideration”). Each holder of Preferred Shares that validly tenders, and does not validly withdraw, its Preferred Shares, and whose Preferred Shares are accepted for purchase by the Fund, will also receive accrued and unpaid dividends from the last applicable dividend payment date to, but not including, June 5, 2012, or such later date to which the Offer is extended (“Accrued Dividends”).

We are the nominee holder of record of Preferred Shares held for your account. A tender of such Preferred Shares can be made only by us as the nominee holder of record and only pursuant to your instructions. The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender Preferred Shares held by us for your account.

We request instructions as to whether you wish us to tender all or any Preferred Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1.	The Tender Offer Consideration to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to $24,000 per share of Series TH7 AMPS (96% of the liquidation preference per share), plus any accrued and unpaid dividends from the last applicable dividend payment date to, but not including June 5, 2012, or such later date to which the Offer is extended. When considering whether to tender Preferred Shares, you should be aware that the payment received pursuant to the Offer will be less than the amount that you would be entitled to receive upon a redemption of your Preferred Shares under the terms of the applicable series of Preferred Shares or upon a liquidation of the Fund.

2.	The Offer and withdrawal rights expire at 5:00 p.m., Eastern time, on Monday, June 4, 2012, unless the Offer is extended.

3.	The Offer is subject to certain conditions as described in the Offer to Purchase.

4.	Upon the terms and subject to the conditions of the Offer, the Fund will purchase Preferred Shares validly tendered, and not withdrawn, on or prior to the Expiration Time (as defined in the Offer to Purchase) having an aggregate liquidation preference of up to the Maximum Tender Amount.

5.	Any stock transfer taxes applicable to the sale of Preferred Shares to the Fund pursuant to the Offer will be paid by the Fund, except as otherwise provided in the Offer to Purchase.

6.	No fees or commissions will be payable to the Fund in connection with the Offer. However, brokers and other nominees who tender Preferred Shares pursuant to your instructions may charge you a fee for doing so.

7.	Your instructions to us should be forwarded in ample time before the Expiration Time to permit us to submit a tender on your behalf.

8	In order to facilitate auctions for any Preferred Shares that may remain outstanding after the Offer is completed, please provide, if known, the contact information for the Auction Department at your broker-dealer or whoever submits auction instructions to the auction agent on your behalf.

If you wish to have us tender all or any of your Preferred Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. If you authorize the tender of your Preferred Shares, all such Preferred Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Preferred Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

NEITHER THE FUND, NOR ITS BOARD OF DIRECTORS (THE “BOARD”) NOR ITS INVESTMENT ADVISER, DUFF & PHELPS INVESTMENT MANAGEMENT CO. (THE “ADVISER”), IS MAKING ANY RECOMMENDATION TO ANY HOLDER OF PREFERRED SHARES WHETHER TO TENDER OR REFRAIN FROM TENDERING PREFERRED SHARES IN THE OFFER. SHAREHOLDERS ARE URGED TO READ AND EVALUATE THE OFFER CAREFULLY AND TO CONSULT THEIR OWN TAX AND FINANCIAL ADVISERS AS TO WHETHER TO PARTICIPATE IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, THE BOARD OR THE ADVISER.

Payment for Preferred Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by The Bank of New York Mellon (the “Depositary”) of (a) timely confirmation of the book-entry transfer of such Preferred Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (b) an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the applicable Letter of Transmittal. Accordingly, payment may not be made to all tendering holders of Preferred Shares at the same time depending upon when confirmations of book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instructions with Respect to Offer by

DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST INC.

To Purchase For Cash

Up to a Maximum Tender Amount of $47,500,000 of its

Auction Market Preferred Shares, Series TH7 (Cusip No. 26432K 30 6)

The undersigned acknowledge(s) receipt of the enclosed letter and the Offer to Purchase dated May 3, 2012 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), in connection with the offer by Duff & Phelps Utility and Corporate Bond Trust Inc. to purchase for cash (the “Offer”) Auction Market Preferred Shares, Series TH7, par value $0.01 per share, of the Fund (“Series TH7 AMPS” or the “Preferred Shares”), having an aggregate liquidation preference of up to $47,500,000 (excluding accrued and unpaid dividends up to, but not including, the settlement date of the Offer, fees and expenses), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

This will instruct you to tender the number of Preferred Shares as indicated below (or if no number is indicated below, all the Preferred Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Number of Preferred Shares to be Tendered*:	SIGN HERE
Signature(s)
Dated , 2012
Please type or print name(s)
Please type or print address
Area Code and Telephone Number
Social Security or other Taxpayer Identification Number

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT.

The method of delivery of this form is at the option and risk of the tendering holder of Preferred Shares. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Preferred Shares held by us for your account are to be tendered.